Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Statements
On April 18, 2008, BMC Software, Inc., a Delaware corporation (“BMC,” or the “Company), completed its acquisition of all of the outstanding shares (the “Shares”) of common stock of BladeLogic, Inc., a Delaware corporation (“BladeLogic”), at a price of $28.00 per share, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2008, among BMC, Bengal Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of BMC (the “Purchaser”), and BladeLogic.
The following unaudited pro forma condensed combined financial statements of BMC present the combined financial position and results of operations of BMC and BladeLogic as if the acquisition described above occurred as of March 31, 2008 for purposes of the unaudited pro forma condensed combined balance sheet as of March 31, 2008, and as of April 1, 2007 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2008.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and notes thereto of BMC and BladeLogic and other financial information pertaining to BMC and BladeLogic included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q. BMC’s fiscal year ends on March 31, while BladeLogic’s fiscal year ends on September 30.
In order to prepare the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2008, BladeLogic’s operating results were first conformed to BMC’s year end. This was done utilizing BladeLogic’s historical audited financial statements as of and for the year ended September 30, 2007, and its historical unaudited financial statements as of and for the six-month periods ended March 31, 2007 and March 31, 2008.
The acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price and transaction related costs will be allocated to the assets acquired and liabilities assumed based on their fair values as of the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired (including identifiable intangible assets) will be allocated to goodwill. The allocation of the purchase price to the identified tangible and intangible assets acquired and liabilities assumed based on their respective fair values requires extensive use of accounting estimates and judgments. For the preliminary purchase price allocation, BMC estimated the fair values of assets and liabilities based upon assumptions the Company believes are reasonable. The Company’s process for estimating the fair values of identifiable intangible assets, certain tangible assets, in-process research and development and deferred revenue requires significant estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete the in-process projects, estimating future cash flows and discount rates. The purchase price allocation is subject to finalization of the Company’s analysis of the fair value of the assets acquired and liabilities assumed, and therefore is preliminary and may be adjusted upon completion of the final valuation. Such adjustments could be significant. The final allocation is expected to be completed as soon as practicable, but no later than 12 months from the acquisition date.
The pro forma condensed combined financial statements do not reflect any cost savings or other synergies that might result from the transaction. They are provided for informational purposes only and are not necessarily indicative of the combined financial position or results of operation for future periods or the financial position or results that actually would have been realized had the acquisition occurred during the specified period.

BMC SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2008
(in millions)

	Historical		Pro Forma		Pro Forma
	BMC	BladeLogic	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$1,288.3	$77.2	(830.4	)(a)	$535.1
Investments	62.2				62.2
Trade accounts receivable, net	208.0	23.8			231.8
Trade finance receivables, net	88.8				88.8
Deferred tax assets	61.7				61.7
Other current assets	93.6	2.3			95.9

Total current assets	1,802.6	103.3	(830.4)		1,075.5
Property and equipment, net	99.8	1.8			101.6
Software development costs, net	113.4				113.4
Long-term investments	124.7				124.7
Long-term trade finance receivables, net	56.4				56.4
Intangible assets, net	46.8		217.3	(b)	264.1
Goodwill	756.5		583.0	(c)	1,339.5
Other long-term assets	345.3	0.2	(87.7	)(d)	257.8

Total assets	$3,345.5	$105.3	$(117.8)		$3,333.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$43.8	$1.1			$44.9
Finance payables	4.3				4.3
Accrued liabilities	313.7	10.6	19.4	(e)	343.7
Deferred revenue	926.8	18.1	(11.5	)(f)	933.4

Total current liabilities	1,288.6	29.8	7.9		1,326.3
Long-term deferred revenue	852.6	1.8	(1.4	)(f)	853.0
Other long-term liabilities	209.8	0.1			209.9

Total liabilities	2,351.0	31.7	6.5		2,389.2

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—				—
Common stock	2.5				2.5
Additional paid-in capital	786.7	105.3	(105.3	)(g)	786.7
Retained earnings (accumulated deficit)	1,753.1	(31.8)	31.8	(g)	1,702.4
			(50.7	)(h)
Accumulated other comprehensive income	19.7	0.1	(0.1	)(g)	19.7

	2,562.0	73.6	(124.3)		2,511.3
Treasury stock, at cost	(1,567.5)				(1,567.5)

Total stockholders’ equity	994.5	73.6	(124.3)		943.8

Total liabilities and stockholders’ equity	$3,345.5	$105.3	$(117.8)		$3,333.0

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

BMC SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2008
(in millions, except per share data)

	Historical		Pro Forma		Pro Forma
	BMC	BladeLogic	Adjustments		Combined

Revenue:
License	$647.6	$55.7	$(4.5	)(i)	$698.8
Maintenance	967.7	15.0	(7.0	)(i)	975.7
Professional services	116.3	11.3			127.6

Total revenue	1,731.6	82.0	(11.5)		1,802.1

Operating expenses:
Cost of license revenue	100.4	2.0			102.4
Cost of maintenance revenue	168.9	2.0			170.9
Cost of professional services revenue	125.1	10.6			135.7
Selling and marketing expenses	527.4	46.6			574.0
Research and development expenses	209.4	16.3			225.7
General and administrative expenses	209.4	7.3			216.7
Amortization of intangible assets	14.8		72.6	(j)	87.4
Severance, exit costs and related charges	14.7				14.7
In-process research and development	4.0				4.0

Total operating expenses	1,374.1	84.8	72.6		1,531.5

Operating income (loss)	357.5	(2.8)	(84.1)		270.6

Other income, net:
Interest and other income, net	74.7	2.9	(39.0	)(k)	38.6
Interest expense	(1.1)				(1.1)
Gain on sale of investments	3.3				3.3

Total other income, net	76.9	2.9	(39.0)		40.8

Earnings (loss) before income taxes	434.4	0.1	(123.1)		311.4
Provision for income taxes	120.8	0.7	(46.9	)(l)	74.6

Net earnings (loss)	$313.6	$(0.6)	$(76.2)		$236.8

Basic earnings per share	$1.61				$1.22

Diluted earnings per share	$1.57				$1.18

Shares used in computing basic earnings per share	194.8				194.8

Shares used in computing diluted earnings per share	200.0				200.0

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
On April 18, 2008, BMC completed its acquisition of BladeLogic in a transaction accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). The aggregate cash consideration paid by BMC to acquire the common stock of BladeLogic and for payment of the value of outstanding and vested BladeLogic stock options was $830.4 million. In addition, outstanding and unvested options to acquire the common stock of BladeLogic were converted pursuant to the terms of the transaction into options to purchase BMC common stock. Further, estimated direct transaction costs of approximately $9.3 million have been reflected as additional purchase costs for an aggregate pro forma purchase price of $839.7 million.
The unaudited pro forma condensed combined financial statements of BMC are presented as of and for the year ended March 31, 2008. Certain reclassifications have been reflected on BladeLogic’s financial statements to conform the presentation to the format used by BMC. Additional reclassifications may be necessary in the final accounting for the acquisition.
The unaudited pro forma condensed combined financial statements of BMC present the combined financial position and results of operations of BMC and BladeLogic as if the acquisition described above occurred as of March 31, 2008 for purposes of the unaudited pro forma condensed combined balance sheet as of March 31, 2008, and as of April 1, 2007 for purposes of the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2008.
The unaudited pro forma combined condensed financial statements include estimates to adjust the assets and liabilities of BladeLogic to their respective fair values based on information available at this time. These preliminary estimates may vary from the estimates in the final accounting for the acquisition as additional information becomes available, which may result in a change in the amount of goodwill recognized. Valuations to determine the fair value of the assets acquired and liabilities assumed have not been completed and, accordingly, the adjustments reflected in the pro forma condensed combined financial statements are preliminary and subject to further revisions and such revisions may be material.
The value of BladeLogic’s in-process research and development will represent a charge to BMC’s consolidated results of operations and stockholders’ equity during the quarter ended June 30, 2008. The effect of such in-process research and development charge has been reflected as a reduction to stockholders’ equity in the unaudited pro forma condensed combined balance sheet and has not been included in the unaudited pro forma condensed combined statement of operations since such adjustment is non-recurring in nature. The valuation to determine the fair value of in-process research and development has not been completed and accordingly, the adjustment reflected in the pro forma condensed combined balance sheet is preliminary and subject to further revisions and such revisions may be material.
2. Preliminary Pro Forma Purchase Price Allocation
The total pro forma purchase price of the acquisition is summarized as follows (in millions):

Cash consideration:
Cash paid for BladeLogic common stock	$774.6
Cash paid for value of vested stock awards	55.8

Total cash consideration	830.4
Estimated direct transaction costs	9.3

Total pro forma purchase price	$839.7

The following table provides information regarding the preliminary allocation of the total pro forma purchase price to the BladeLogic assets acquired and liabilities assumed (in millions) for pro forma purposes only as if the transaction had occurred as of March 31, 2008:

Total pro forma purchase price		$839.7
Net assets acquired:
BladeLogic stockholders’ equity at acquisition	73.6
Estimated adjustments to reflect assets and liabilities at fair value:
Customer contracts and relationships	116.4
Developed product technology	100.7
Trademarks and trade names	0.2
Deferred revenue	12.9
Deferred tax liabilities	(87.7)
Accrued BladeLogic transaction costs	(10.1)
In-process research and development	50.7
		256.7

Pro forma goodwill		$583.0

Identifiable intangible assets with an estimated fair value of approximately $217.3 have been preliminarily identified and included in the unaudited pro forma condensed combined balance sheet. These identifiable intangible assets include customer contracts and relationships, developed product technology, and trademarks and trade names. Valuations to determine the fair value of these identifiable intangible assets acquired are in process but have not been completed and, accordingly, the adjustments reflected in the pro forma financial statements are preliminary and subject to further revisions and such revisions may be material. The estimated amortization of these identifiable intangible assets over their respective estimated useful lives has been reflected in the unaudited pro forma condensed combined statement of operations.
Deferred revenues were reduced by $12.9 million in the pro forma condensed combined balance sheet to adjust BladeLogic deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to BladeLogic’s maintenance and support contracts.
Any additional adjustments to reflect BladeLogic assets and liabilities at fair value would affect the pro forma goodwill and may affect depreciation or amortization expense in the future. Accordingly, the final valuation could result in significantly different amounts from the amounts presented in the pro forma information.
3. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
a)	To record cash consideration paid by BMC.

b)	To record the preliminary estimated fair value of the BladeLogic identifiable intangible assets.

c)	To record the preliminary estimate of BladeLogic goodwill resulting from the acquisition.

d)	To record deferred tax liabilities, using a 38.1% blended statutory tax rate, related to the pro forma adjustments.

e)	To record accrued transaction costs related to the acquisition.

f)	To adjust BladeLogic deferred revenues to the preliminary estimate of fair value.

g)	To eliminate BladeLogic stockholders’ equity.

h)	To record the preliminary estimate of the in-process research and development charge.

i)	To adjust the amortization of deferred revenue based on the preliminary estimate of fair value of BladeLogic deferred revenues.

j)	To record amortization related to BladeLogic identifiable intangible assets over their estimated useful lives as follows:

Estimated Useful
Life in Years
Customer contracts and relationships	3
Developed product technology	3
Trademarks and trade names	1
k)	To record a reduction in interest income determined by applying the BMC average historical yield on cash equivalents and investments to the cash consideration and related transaction costs paid by BMC.
l)	To adjust the tax provision to reflect the effect of the pro forma adjustments using a 38.1% blended statutory tax rate.